EXHIBIT 11 - STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                     (In millions, except per share amounts)


                                                             Three Months Ended                     Nine Months Ended
                                                                 September 30,                        September 30,
Primary Earnings per Common Share                          1997               1996               1997               1996
---------------------------------                        --------           --------           --------           --------
Net earnings                                             $   26.7           $   10.9           $   66.4           $   52.9
Effect of preferred stock dividends                          (1.4)              (1.3)              (4.2)              (4.0)
                                                         --------           --------           --------           --------

Net earnings available to common shareholders            $   25.3           $    9.6           $   62.2           $   48.9
                                                         ========           ========           ========           ========


Average Common Shares outstanding                            29.0               27.8               28.7               27.7
Common stock equivalents                                      0.7                0.3                0.7                0.3
                                                         --------           --------           --------           --------

Average number of Common Shares - primary                    29.7               28.1               29.4               28.0
                                                         ========           ========           ========           ========


Primary earnings per Common Share                        $   0.85           $   0.34           $   2.11           $   1.75
                                                         ========           ========           ========           ========


Fully Diluted Earnings per Common Share
---------------------------------------

Net earnings                                             $   26.7           $   10.9           $   66.4           $   52.9
Effect of ESOP charge to operations assuming
      conversion of Series A ESOP Convertible
      Preferred Shares                                       (0.7)              (0.6)              (2.0)              (1.9)
                                                         --------           --------           --------           --------

Net earnings available to common shareholders            $   26.0           $   10.3           $   64.4           $   51.0
                                                         ========           ========           ========           ========


Average Common Shares outstanding                            29.0               27.8               28.7               27.7
Common stock equivalents                                      0.8                0.5                0.8                0.4
Assumed conversion of Series A ESOP Convertible
      Preferred Shares                                        2.7                2.7                2.7                2.7
                                                         --------           --------           --------           --------

Average number of Common Shares - fully diluted              32.5               31.0               32.2               30.8
                                                         ========           ========           ========           ========


Fully diluted earnings per Common Share                  $   0.80           $   0.33           $   2.00           $   1.66
                                                         ========           ========           ========           ========


Common stock equivalents reflect the assumed exercise of dilutive employees' stock options using the treasury stock method.

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